Exhibit 10.3

December 18, 2023

Re: Revised Offer of Employment Dear Shaw:
It is my pleasure to extend a revised offer of employment with AdaptHealth Corp. Any terms not addressed below will remain the same as those set out in your previous offer of employment. The key terms of this employment offer are as follows:
1.Compensation.
a) Base Wages: Effective January 1, 2024, you will be compensated an annual salary of $500,000. This will be paid in accordance with the Company's applicable payroll practices and will be subject to applicable taxes and withholdings.
2.At-Will Employment: The employment offer is not an employment contract. Your employment with the Company is "at will," meaning, that either you or the Company can terminate your employment at any time and for any reason, with or without cause, and with or without notice. Any contrary representations which may have been made to you are superseded by this offer. Although your job duties, title, compensation, and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.
We look forward to your continued long-term success with our organization. Upon review and acceptance, please sign and return this letter to me via DocuSign.
Sincerely,

Jennifer Spear
Senior Vice President, Human Resources AdaptHealth, Corp.
_______________________________________________________________________________________
I have fully read and accept the terms set forth in this offer letter.

By:	/s/ Shaw Rietkerk
Name:	Shaw Rietkerk
Date:	12/19/2023